Exhibit (f)(2)
AGREEMENT TO FURNISH CERTAIN INSTRUMENTS
     This Agreement to Furnish Certain Instruments is dated effective as of the 24th day of May, 2011, by Fidus Investment Corporation, a Maryland corporation (the “Company”).
     Whereas, the Company and Fidus Mezzanine Capital, L.P., a Delaware limited partnership (the “Fund”), filed an initial joint registration statement on Form N-2 and Form N-5 with the Securities and Exchange Commission (the “SEC”) on March 1, 2011, in order to register the Company’s common stock to be offered to the public;
     Whereas, in lieu of filing certain debt instruments, Item 25.2.f of Form N-2 requires that the Company agree, upon request, to furnish copies of any instrument defining the rights of the holders of long-term debt of all subsidiaries for which consolidated or unconsolidated financial statements are required to be filed, if the total amount of securities authorized thereunder amounts to less than 2% of the total assets of the Company and its subsidiaries on a consolidated basis (each, an “Accessible Debt Instrument”); and
     Whereas, the Fund, the Company’s wholly-owned subsidiary, has issued several debentures which would qualify as Accessible Debt Instruments under Item 25.2.f of Form N-2.
     Now, Therefore, the Company hereby acknowledges and agrees that, upon request, it will furnish to the SEC copies of any Accessible Debt Instrument.
     In Witness Whereof, the Company has caused this Agreement to be executed by a duly authorized officer as of the date and year first above written.

FIDUS INVESTMENT CORPORATION
By:	/s/ Cary L. Schaefer
	Name:	Cary L. Schaefer
	Title:	Chief Financial Officer and Secretary